                                                                      Exhibit 12


                               E'TOWN CORPORATION
                Computation of Ratio of Earnings to Fixed Charges
                          (In Thousands Except Ratios)

                                                     TWELVE MONTHS ENDED DECEMBER 31,                    SIX MONTHS
                                                                                                            ENDED
                                       1993         1994          1995           1996          1997     JUNE 30, 1998
                                     -------       -------       -------       -------       -------    -------------
EARNINGS:
Net income                           $13,830       $12,088       $15,296       $15,073       $19,260       $ 9,325
Federal income taxes                   7,960         6,908         8,753         8,361        10,895         5,149
Interest charges                      11,923        11,187        11,698        13,316        17,340         8,534
                                     -------       -------       -------       -------       -------       -------
Earnings available to cover
  fixed charges                       33,713        30,183        35,747        36,750        47,495        23,008
                                     -------       -------       -------       -------       -------       -------

FIXED CHARGES:
Interest on long-term debt            12,374        11,611        11,696        13,800        14,807         8,033
Other interest                            96           470         2,390         2,645         2,560           500
Amortization of debt discount -
  net                                    259           354           358           395           411           217
                                     -------       -------       -------       -------       -------       -------
Total fixed charges                   12,729        12,435        14,444        16,840        17,778         8,750
                                     -------       -------       -------       -------       -------       -------

Ratio of Earnings to Fixed Charges      2.65          2.43          2.47          2.18          2.67          2.63
                                     =======       =======       =======       =======       =======       =======


Earnings to Fixed Charges represents the sum of Net Income, Dividends, Federal income taxes and Interest Charges (which is reduced by Capitalized interest), divided by Fixed Charges. Fixed Charges consist of interest on long and short-term debt (which is not reduced by Capitalized interest) and Amortization of debt discount.